Exhibit 4.4

Description of Rights of Shareholders

General

Our authorized capital stock consists of 105,000,000 shares, including 80,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share.

Our common stock is the only class of our securities registered under Section 12 of the Securities Exchange Act of 1934. As of February 25, 2021, there were 52,679,147 shares of our common stock issued and outstanding. Our common stock trades on the New York Stock Exchange under the trading symbol “FBC.” Our transfer agent is Computershare Shareholder Services.

Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock. Holders of our common stock have no conversion rights, and are not entitled to any preemptive or subscription rights. Our common stock is not subject to redemption or any further calls or assessments. Our common stock does not have cumulative voting rights in the election of directors. In addition to the board of directors, the shareholders, by an affirmative vote of the majority of the outstanding shares of capital stock, may also adopt, repeal, alter, amend or rescind our bylaws.

Voting rights

Each holder of common stock is entitled to one vote for each share held by such shareholder. Holders of our common stock are not permitted to take any action by written consent. Except as otherwise provided in our articles of incorporation, bylaws, or applicable law, a majority of the votes cast at a meeting is required to take any action. Directors are elected by a vote of a majority of the votes cast with respect to the director at any meeting for the election of directors, provided that if the number of nominees exceeds the number of directors to be elected, the directors are elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the election of directors.

Dividend policies

Holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of assets legally available therefor after payment to holders of any outstanding shares of any class having preference over the common stock as to the payment of dividends. The amount of and nature of any dividends declared on our common stock will be determined by our board of directors in their sole discretion. The funds used to pay any dividends to our shareholders are obtained primarily as dividends from our subsidiary bank. Our ability to pay dividends is therefore subject to regulatory restrictions on dividend payments by our subsidiary bank and on our subsidiary bank having available funds to pay such dividends.

Liquidation rights

In the event we liquidate, dissolve or wind up, each holder of our common stock would be entitled to receive a pro rata portion of all assets available for distribution, after we pay or provide for payment of all our debts and liabilities and of any amounts owing to holders of any outstanding shares of any class having preference over the common stock in such event.

Issuance of additional shares

In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes. The purposes may include, but are not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or pursuant to future employee benefit plans. Subject to the rules and regulations of the New York Stock Exchange, generally no stockholder approval would be required for the issuance of these additional shares, although certain transactions or employee benefit plans may otherwise be required to be approved by our shareholders.

Modification of Rights of Shareholders

Our board of directors may amend our bylaws, and thereby modify the rights of holders of common stock as set forth therein, by vote of a majority of the board of directors and without any vote of or consent by the shareholders.

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